Exhibit 15

Acknowledgement Letter of Independent Certified Public Accountants

The Board of Directors
Catalina Marketing Corporation

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-46793, Form S-8 No. 33-77100, Form S-8 No. 33-82456, Form S-8 No. 333-07525 and Form S-8 No. 333-86905) of Catalina Marketing Corporation of our report dated October 31, 2002, relating to the unaudited condensed consolidated interim financial statements as of September 30, 2002 and for the three- and six-month periods then ended of Catalina Marketing Corporation that are included in its Form 10-Q for the quarter ended September 30, 2002.

/s/ ERNST & YOUNG LLP

Tampa, Florida
November 12, 2002